Exhibit 10.2

FIRST AMENDMENT

TO

PORT OF DUBUQUE PUBLIC PARKING FACILITY

DEVELOPMENT AGREEMENT

BETWEEN

THE CITY OF DUBUQUE, IOWA

AND

DIAMOND JO, LLC

Whereas, a Development Agreement (the Agreement), dated February 5, 2007, was entered into by and between the City of Dubuque, a municipal corporation of the State of Iowa (City), and Diamond Jo, LLC (f/k/a DJ Gaming Company, LLC), a Delaware limited liability company (DJ); and

Whereas, City and DJ now desire to amend the Development Agreement as set forth herein.

Now, therefore, the parties agree that the Development Agreement is amended as follows:

1. Section 2.1 is amended to read as follows:

2.1.          Design and Construction of the Public Parking Facility. Subject to the conditions set forth in this Agreement, City agrees to design and construct the Public Parking Facility at a cost estimated to be approximately $23,043,800.00 on the Public Parking Facility Real Estate.

(1)            The footprint of the Public Parking Facility shall be consistent with the concept shown on Exhibit I, and in harmony with the DJ Development and the Port of Dubuque Adams Development, L.L.C., and The Durrant Group, L.L.C. Development in appearance and function.

(2)            City shall retain either YWS Architects or The Durrant Group, Inc., based on whichever architect comes in with the lower bid, to design the Public Parking Facility on terms acceptable to City in its sole discretion (the “Project Architect”).

(3)            City shall hold weekly progress meetings with the Project Architect, DJ and its representatives during the design and construction of the Public Parking Facility.

City agrees to allow DJ to provide input and comments on the design of the Public Parking Facility, including but not limited to providing DJ timely copies of all design documents and correspondence regarding design and providing timely notice to DJ of any meetings regarding the design of the Public Parking Facility and allowing DJ to attend such meetings.

(4)                                  In the event City fails to retain the Project Architect by March 1, 2007, DJ may at its option terminate this Agreement by written notice to City. Termination of this Agreement shall be DJ’s sole remedy for failure of City to retain the Project Architect. DJ shall not be entitled to reimbursement of any costs or damages incurred by DJ in connection with this Agreement.

(5)                                  City shall retain as a cost of the design of the Public Parking Facility an architecture firm to provide such design review as City determines necessary of the Project Architect’s design.

(6)                                  The parties agree that the Public Parking Facility shall be designed to include a north façade alternate (the “North Façade Alternate”), which shall be included as part of the plans and specifications for the Public Parking Facility and bid at the same time as the primary construction contract for the Public Parking Facility. The City shall have the right, in its sole discretion and without the prior consent of DJ, to either (i) accept a bid and proceed with the construction of the North Façade Alternate as part of the primary construction contract for the Public Parking Facility, or (ii) decline to accept a bid for the North Façade Alternate when the primary construction contract is awarded. If the City determines not to accept a bid for the North Façade Alternate when the primary construction contract for the Public Parking Facility is awarded, the City shall calculate the average of all bids received for the construction of the North Façade Alternate that were received at such time, and the average amount so calculated or, if greater, the amount bid by the contractor being awarded the primary construction contract, shall be included in the amount of the Bonds described in Section 2.3 hereof. The City shall place the proceeds from the Bonds related to the North Façade Alternate in an interest bearing account. At any time prior to June 1, 2012, the City may determine to use those Bond proceeds, and such other City funds as it may determine to be appropriate, to construct the North Façade Alternate. In the event the City does not elect to use those Bond proceeds to construct the North Façade Alternate prior to June 1, 2012, those Bond proceeds including investment income thereon, will be applied to redeem Bonds on that date or as soon as is practicable once such election is made pursuant to the redemption provisions of the Bonds generally described in Section 2.3 (4) below.

2. Section 2.3 is amended to read as follows:

2.3.                              City Financing Obligations. City agrees, subject to the conditions set forth in Section 2.4 below, to issue tax increment financing bonds (the Bonds) for the remaining costs associated with the design and construction of the Public Parking Facility in such amount as to allow for the Bonds to be paid off over a period of thirty (30) years utilizing the Incremental Property Tax Revenues (as defined below) and the income earned on any reserve fund, in whole, or in part should the Incremental Property Tax Revenues and income earned on any reserve fund exceed the Bond payment obligations from the DJ Development and assuming a minimum assessment amount as provided in Exhibit D.

(1)                                  Interest and principal shall be paid from Incremental Property Tax Revenues generated by the DJ Development and income earned on the any reserve fund, as provided in Exhibit D.

(2)                                  DJ recognizes and agrees that Incremental Property Tax Revenues are solely and only the incremental taxes collected by City in respect to the DJ Development, which does not include property taxes collected for the payment of bonds and interest of each taxing district, and taxes for the regular and voter-approved physical plant and equipment levy, and any other portion required to be excluded by Iowa law. Accordingly, the parties understand that due to the amounts that are legally required to be excluded from the Incremental Property Tax Revenues, such incremental taxes will not include all amounts paid by DJ as regular property taxes.

(3)                                  DJ acknowledges and agrees that it shall identify for City a purchaser for the Bonds (the Purchaser) and City agrees to negotiate in good faith with the Purchaser with respect to the terms of the Bonds. Except as specifically set forth herein, DJ further acknowledges and agrees that the Bonds shall be sold on such terms and conditions, bear such interest rates, have such reserve funding requirements, mature at such times and in such amounts as City, in its sole but reasonable, good faith discretion, shall determine to be acceptable to it and the Purchaser and shall be payable from and secured solely and only by a pledge of the Incremental Property Tax Revenues to be collected by City in respect of the DJ Development and income earned on any reserve fund during a period not to exceed thirty (30) years.

(4)                                  Proceeds of the Bonds shall be applied only to the payment of capitalized interest thereon (if necessary), debt service reserve funding, costs of issuance and the payment of the costs of the design and construction of the Public Parking Facility. The terms of the Bonds shall provide in substance that the portion of the Bonds issued in anticipation of the construction of the North Façade Alternate, plus any income earned thereon, and not so used for that purpose, shall be used by the City to defease or call Bonds upon the election described under Section 2.1(6) hereof.

(5)                                  City shall have no obligation to fund the costs of the design and construction of the Public Parking Facility to be paid hereunder from any source other than the proceeds of the Bonds.

(6)                                  City’s obligation to issue the Bonds and undertake its obligations hereunder shall be subject in all respects to unavoidable delays, the provisions of this Section and Section 2.4, and to the satisfaction of all conditions required (in the reasonable judgment of bond counsel for City) by Chapter 403 of the Code of Iowa, as amended, with respect to the issuance of the Bonds.

(7)                                  The parties agree that in the event the election is not made by the City to construct the North Façade Alternate as provided in Section 2.1(6) and the funds that are held in escrow for the North Façade Alternate are used to call and satisfy a portion of the Bonds as provided in Section 2.3(4) above, any excess Incremental Property Tax Revenues that are not attributable to an increase in valuation of the DJ Development or the applicable tax rate and which would have otherwise been used to pay principal and interest on the Bonds related to the North Façade Alternate shall be placed in an interest earning escrow account by the City and along with any income earned thereon, used to call or defease the Bonds. DJ shall have the right to select the Bonds that will be called or defeased.

3. Section 2.4 is amended to read as follows:

2.4.                             Limitations on Financial Undertakings of City. Notwithstanding any other provisions of this Agreement, City shall have no obligation to DJ under this Agreement to issue the Bonds or to fund the design or construction of the Public Parking Facility, if any of the following conditions exist as of August 31, 2007:

(1)                                 City is unable to complete the sale of the Bonds on such terms and conditions as it shall deem necessary or desirable in its sole discretion; or

(2)                                 City is entitled (or, with the passage of time or giving of notice, or both, would be entitled) under this Agreement to exercise any remedies set forth therein as a result of any Event of Default;

(3)                                 DJ fails to sign the Minimum Assessment Agreement and provide City with the guaranty required by Section 1.4; or

(4)                                 There has been, or there occurs, a material adverse change in the financial condition of DJ, which change(s) make it substantially more likely, in the reasonable judgment of City, that DJ will be unable to fulfill its covenants and obligations under this Agreement.

4. Section 2.5 is amended to read as follows:

2.5.                              Use of Tax Increments. DJ recognizes that City intends to utilize the Incremental Property Tax Revenues collected each year in respect of the DJ

Development and the income generated on any reserve fund to pay debt service on the Bonds. Notwithstanding the foregoing, except as provided in Section 2.3(7) above, City shall be free to use any excess Incremental Property Tax Revenues not required for the satisfaction of the principal and interest payments on the Bonds collected each year in respect of the DJ Development (for example, those revenues resulting from increases in valuation of the DJ Development or the applicable tax rate) for any purpose for which the Incremental Property Tax Revenues may lawfully be used pursuant to the provisions of the Urban Renewal Act, and City shall have no obligation to DJ with respect to use thereof.

5. Section 3.1 is amended to read as follows:

3.1.                             Conditions Precedent. If any of the following conditions has not occurred prior to August 31, 2007, either party may terminate this Agreement upon written notice to the other party. DJ’s termination of this Agreement shall be its sole remedy. DJ shall not be entitled to reimbursement of any costs or damages incurred by DJ in connection with this Agreement. In the event DJ elects to terminate this Agreement, DJ shall reimburse City for all reasonable out-of-pocket costs incurred by City in connection with this Agreement and DJ shall reimburse City for all such costs within thirty days of receipt by DJ of City’s statement of such costs, including appropriate documentation thereof.

(1)                                  City shall have obtained all required design approvals from the Design Review Committee for the Public Parking Facility and DJ shall have consented to such design, which consent shall not be unreasonably withheld.

(2)                                  DJ and the City shall have received all necessary approvals from any governmental agency, utility, lender, security holder or other party whose approval is required for the undertakings and obligations under this Agreement, specifically including, but not limited to approval of this Agreement by the Iowa Racing and Gaming Commission and a firm commitment from the Purchaser regarding its purchase of the Bonds on terms satisfactory to City and DJ.

(3)                                  City shall have received and DJ shall have approved, bids pursuant to which it can be determined that the Public Parking Facility can be designed and constructed for an amount equal to or less than the sum of the amounts to be provided by DJ under Section 1.2 and financed by City under Section 2.3. Additionally, all such costs of design and construction shall be supported by agreements with the contractors and other vendors that include a fixed price or have a guaranteed maximum price (GMP) that permits the Public Parking Facility to be constructed within the budget provided for herein, taking into consideration a 10% contingency for the costs of construction of the Public Parking Facility. The parties acknowledge that such fixed price or GMP shall be subject to change modifications or orders approved by City, provided that any change orders or modifications to such contracts that will result in the fixed price or the GMP, together with all previous change orders or modifications, exceeding 110% of the fixed price or the GMP, shall require the written consent of both City and DJ.

(4)                                  City and DJ shall have agreed upon the construction cost and timing of the construction of the Public Parking Facility.

(5)                                  DJ shall have signed the Minimum Assessment Agreement and provided City with a guaranty in a form acceptable to City for DJ’s obligation to pay real estate taxes on the DJ Development.

(6)                                  Both parties are obligated to pursue all required approvals as expeditiously as possible and to negotiate in good faith to complete the execution of the agreements identified and required as conditions precedent to the other obligations set forth herein.

6. Section 3.2 is amended to read as follows:

3.2.                             Cooperation bv the Parties. City and DJ agree to cooperate in good faith in connection with the performance of all of the activities contemplated herein and to use all commercially reasonable efforts and diligence to promptly respond and perform the obligations provided for directly or indirectly by this Agreement. The parties agree and understand that it is their intent that the timing of the design and construction of the Public Parking Facility will be such that the completion and opening of the Public Parking Facility will coincide with the completion and opening of the DJ Development. The parties agree to use all reasonable effort and resources to assure that construction of the Public Parking Facility commences on or before August 1, 2007 and that the sections of the Public Parking Facility shown on Exhibit A attached hereto be completed and ready for use on or before, the later of the opening of the DJ Development or the following:

North Section, lower three levels: August 12,2008

North Section, fourth level: November 11, 2008

South Section, all levels: November 11, 2008

In the event the sections of the Public Parking Facility are not substantially completed and ready for use on such dates, and such delay is due to a breach by the City of its obligations under this Agreement, the City shall pay to DJ an amount equal to $100 per day that each section of the Public Parking Facility remains incomplete and unopened by the foregoing dates as liquidated damages for its breach of this Agreement. Additionally, the parties agree that the construction contract(s) shall include a liquidated damages provision that provides for the contractor to pay to DJ the amount of $1,000 for each day each section of the Public Parking Facility remains unfinished after the later of the opening of the DJ Development and the foregoing dates.

CITY OF DUBUQUE, IOWA

By:	/s/ ROY D. BUOL
Roy D. Buol, Mayor

By:	/s/ JEANNE F. SCHNEIDER
Jeanne F. Schneider, City Clerk

DIAMOND JO, LLC

By:	/s/ JONATHAN SWAIN